Exhibit 18

PREFERABILITY LETTER

November 23, 2020

Sally Beauty Holdings, Inc.

Denton, Texas

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Sally Beauty Holdings, Inc. and subsidiaries (the Company) as of September 30, 2020 and 2019, and the related consolidated statements of earnings, comprehensive income, cash flows, and stockholders' equity (deficit) for each of the years in the three-year period ended September 30, 2020, and the related notes (collectively, the consolidated financial statements), and have reported thereon under date of November 23, 2020. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended September 30, 2020. As stated in Note 3 to those financial statements, the Company changed its method of accounting for inventory from the lower of cost or net realizable value on a first-in, first-out (“FIFO”) basis to the lower of cost or net realizable value using the weighted average cost method and states that  the newly adopted accounting principle is preferable in the circumstances because it results in greater precision in the determination of cost of goods sold and inventory values at the stock keeping unit (“SKU”) level and results in a consistent inventory valuation method for all of the Company’s inventories. Furthermore, this change was made in connection with the implementation of a new perpetual inventory system, which provides the Company with better information to manage its inventory. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP